Exhibit 8

              [SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP LETTERHEAD]


                                                     April 22, 1998

MCI Communications Corporation
1801 Pennsylvania Avenue, N.W.
Washington, DC 20006

Lehman Brothers Inc., acting for
   itself and on behalf of the Underwriters listed on Schedule A hereto
3 World Financial Center
New York, New York 10285


         Re:      MCI Communications Corporation $500,000,000
                  6.50% Senior Notes due April 15, 2010;
                  $700,000,000 6.125% Callable/Redeemable Notes due April 15, 2012


Ladies and Gentlemen:

                  We have acted as special tax counsel for MCI Communications Corporation, a Delaware corporation (the "Company"), in connection with (i) the issuance and sale of $500,000,000 in aggregate principal amount of Senior Notes due April 15, 2010 (the "Senior Notes"), and $700,000,000 in aggregate principal amount of Callable/Redeemable Notes due April 15, 2012 (the "Callable/Redeemable Notes", and together with the Senior Notes, the "Notes"), (ii) the Company's assignment of the call option pertaining to such Notes to NationsBanc Montgomery Securities LLC pursuant to an assignment agreement, dated as of April 22, 1998 (the "Assignment Agreement"), (iii) the execution of a calculation agency agreement, dated as of April 22, 1998, between the Compa ny and NationsBanc Montgomery Securities LLC (the "Calculation Agency Agreement", and together with the Notes and the Assignment Agreement, the "Transaction Documents"), and (iv) the preparation of a prospectus supplement, dated as of April 17, 1998, relating to the sale of the Notes by the Company (the "Prospectus Supplement"). The Notes are to be issued under an inden-


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MCI Communications Corporation
Lehman Brothers Inc., acting for
   itself and on behalf of the Underwriters listed on Schedule A hereto
April 22, 1998
Page 2


ture, dated as of February 17, 1995, between the Company and Citibank, N.A., as trustee (the "Indenture Trustee"), as supplemented by Supplement No. 1, dated as of October 4, 1996, and by Supplement No. 2, dated as of March 12, 1998, between the Company and the Indenture Trustee (to gether, the "Indenture").

                  In connection with this opinion, we have exam ined originals or copies, certified or otherwise identi fied to our satisfaction, of the Transaction Documents, the Prospectus Supplement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Trans action Documents and the Indenture (including the cove nants, representations and warranties contained therein) are binding, valid, and enforceable in accordance with their terms. We have also assumed that, for U.S. federal income tax purposes, the Company will treat the issuance of the Notes and related transactions consistently with the views expressed herein. For purposes of our opinion, we have relied on representations that the information presented in the documents referred to above accurately and completely describes all material facts relevant to our opinion.

                  We have assumed the genuineness of all signa tures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic copies and the authenticity of the originals of such documents. The opinion set forth below is conditioned on, among other things, the initial and continuing accuracy of the infor mation, statements and representations set forth above. Any change in the foregoing after the date hereof could render our conclusions inoperative.

                  In rendering our opinion, we have also consid ered and relied upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, regulations, and such other authorities (in-

MCI Communications Corporation
Lehman Brothers Inc., acting for
   itself and on behalf of the Underwriters listed on Schedule A hereto
April 22, 1998
Page 3


cluding Treasury regulations) as we have deemed appropri ate. The statutory provisions, regulations, interpreta tions and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the Internal Revenue Service.

                  Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the statements in the Prospectus Supplement under the heading "Certain Federal Income Tax Considerations", to the extent that they constitute matters of law or legal conclusions with re spect thereto, have been prepared by us and are accurate in all material respects.

                  Except for the opinion expressed above, we ex press no opinion as to any other tax consequences of the transaction to any party under federal, state, local, or foreign laws. This opinion addresses the legal conse quences of only the facts existing or assumed as of the date hereof. Further, this opinion is being furnished to you solely for your benefit and is not to be used, circu lated, quoted, or otherwise referred to for any purpose without our prior written consent in each instance, except that you may refer to this opinion in connection with the Prospectus Supplement under the heading "Certain Federal Income Tax Considerations." We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

/s/ Skadden, Arps,
Slate, Meagher & Flom LLP





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                                   Schedule A



Chase Securities Inc.
270 Park Avenue
New York, New York  10017

Citicorp Securities, Inc.
111 Wall Street
New York, New York  10005

J.P. Morgan Securities, Inc.,
60 Wall Street
New York, New York  10005

NationsBanc Montgomery Securities LLC
9 West 57th Street, 48th Floor
New York, New York  10019

Blaylock & Partners, L.P.
609 5th Avenue, 12th Floor
New York, New York  10017